UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRST TRUST ALTERNATIVE OPPORTUNITIES FUND

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

IMPORTANT NOTICE

Dear Valued Shareholder,

We need your help. Please take a minute to vote on a very important matter for the shareholders of First Trust Alternative Opportunities Fund.

As described in detail in the proxy statement previously sent to you, shareholders are being asked to appoint a new sub-adviser to the Fund by approving a new investment sub-advisory agreement among the Fund, First Trust Capital Management L.P. and Palmer Square Capital Management, LLC. The Investment Manager recommended the retention of Palmer Square as a sub-adviser to the Fund because it believes that it will enhance the Fund’s ability to pursue its investment objective while adding additional liquidity to the Fund. Palmer Square will focus on exploiting absolute and relative value opportunities across corporate and structured credit based on its bottom-up fundamental credit work, with the goal of achieving strong risk-adjusted returns over a market cycle. The Fund will continue to pursue an investment objective of long-term capital appreciation. There will be no increase in the Fund’s aggregate fees as a result of the appointment of Palmer Square as a sub-adviser of the Fund.

If you have any proxy-related questions or would like to cast your proxy vote by phone, please call 877-478-5039 for assistance. A copy of the proxy statement may be obtained at vote.proxyonline.com/firsttrustcapital/docs/2023mtg.pdf

We very much appreciate your assistance with this matter.

Sincerely,

Michael Peck

President

How do I vote? There are four convenient methods for casting your important proxy vote.

1.	Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 877-478-5039. Representatives are available Monday through Friday from 9 a.m. to 10 p.m. Eastern Time.

2.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the four voting methods listed above to ensure that your vote is recorded by the January 26, 2023 shareholder meeting.

Please help us avoid the need to send an additional follow-up letter by casting your proxy vote today.